Exhibit 21.1
Subsidiaries of Ebix, Inc.:
Ebix.com, International, Inc., a Delaware corporation
Ebix International, LLC, a Delaware limited liability company
EbixLife Inc., a Utah corporation
Finetre Corporation, an Indiana corporation
Ebix BPO Division – San Diego, a California corporation
Jenquest, Inc., a California corporation
Acclamation Systems, Inc., a Pennsylvania corporation
FACTS Services Inc., a Florida corporation
E-Z Data, Acquisition Sub, LLC, a California limited liability company
Peak Performance Solutions, Inc., a Delaware limited liability company
Ebix Software India Private Limited
Ebix Australia Pty. Ltd.
Ebix Australia (VIC) Pty. Ltd.
Ebix Insurance Agency, Inc., an Illinois corporation
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Software Asia SEZ, Private Limited
EIH Holdings KB
EIH Holdings AB
Ebix Asia Holdings Inc.
Ebix Exchange PTY LTD